Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Viavi Solutions Inc. of our report dated August 11, 2025 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Viavi Solutions Inc.'s Annual Report on Form 10-K for the year ended June 28, 2025.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Phoenix, Arizona
August 11, 2025